PROJECT:

PROBANK, I/O

LANDLORD:

MOON INVESTORS, LLC

TENANT:

PROFINANCIAL HOLDINGS, INC.

or its assigns

MOON BUILDING LEASE

ARTICLE 1. Basic Lease Provisions.

BUILDING:	The street level property hereinafter described, owned by Landlord as of this date, at the site generally known as 536 North Monroe Street, Tallahassee, Leon County, Florida 32301

DATE:	October 17, 2006.

LANDLORD: Moon Building
Investors, LLC	ADDRESS:	215 South Monroe Street, Ste 400
	CITY, STATE:	Tallahassee, FL 32301
	CONTACT:	Dennis Fuller
	TELEPHONE:	850-205-9025
FACSIMILE:
	EMAIL:	dfuller@cpservices.net

TENANT: ProFinancial	TRADE NAME:	ProBank
Holdings, Inc., or its	ADDRESS:	215 South Monroe Street Suite 400
assigns		Tallahassee, FL 32301
	CONTACT:	Joseph P. Jones, Esq.
	TELEPHONE:	(850) 681-6810

PREMISES:
Entire street level of Commercial Building (see attached survey), including non-exclusive rights to the use of all parking located adjacent to such building and all easements and access rights available in connection therewith.

ADDRESS: 536 North Monroe Street, Tallahassee, Florida 32301 (The approximate location of the premises is shown on Exhibit “A” attached to this Lease and made a part hereof for all purposes)

AREA:	Months 1-12 - 5,000 sq ft
13-24 - 6,500 sq ft 25-36 - 8,000 sq ft 37-48 - 9,500 sq ft 49-60 - 12,000 sq ft

LEASE TERM:
Initial Term of Sixty (60) Months with a Sixty (60) Month option to renew. Begins on the Rent Commencement Date and ends on the Expiration Date, unless terminated or extended as provided in this Lease.

LEASE COMMENCEMENT DATE:	The date of this Lease.

RENT COMMENCEMENT DATE:	Shall be January 1, 2007

EXPIRATION DATE:	Sixty (60) Months from the first day of the first month after the Lease Commencement Date.

OPTION TO RENEW:	One (1) option to renew for a Sixty (60) Month term. Upon renewal under the Option to Renew, Tenant shall pay Rent based upon One Hundred (100%) Percent of the rentable square footage of the Premises.

MINIMUM BASE RENT:	$12.00 per square foot of leased space, plus a Three (3%) Percent annual escalation beginning on the first day of each Lease Year following the First Lease Year.

POSSESSION:
Delivery of Possession of the Premises within the meaning of this Lease shall be accomplished by Landlord’s delivery of keys to the Premises (“Possession”), which date shall be the Lease Commencement Date.

BUILDING IMPROVEMENT: ALLOWANCE	None

TENANT’S USE:	Banking and customary ancillary uses.

REQUIRED OPENING DATE:	No later than _______ (____) days from the Rent Commencement Date.

SECURITY DEPOSIT:	$ 0

PREPAID RENT:	$ 0

OPTION TO PURCHASE:	Tenant shall have an open option to purchase the Premises which springs in the Twenty Fifth (25) Month of the Term. The purchase price shall be as follows:

Months 25-36 - $2,900,000
37-48 - $3,200,000 49-60 - $3,500,000

Tenant shall be responsible to pay all closing costs, including a sales Commission, associated with the option to purchase, if exercised. If the option to purchase is not exercised within Months 25-60, the option to purchase shall expire.

The terms defined in this Article 1 shall have the meaning herein indicated throughout this Lease unless otherwise stated. If there is any conflict between any of the provisions of this Article 1 and the other terms of this Lease, the other terms of this Lease shall control.

ARTICLE 2. Demise of Premises.

Section 1: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord in accordance with the terms and provisions of this Lease and subject to all matters of record, the Premises.

Section 2: The "Lease Term" shall begin on the Rent Commencement Date and end on the Expiration Date as set forth in Article 1 unless terminated or extended as provided in this Lease.

Section 3: For purposes of this Lease, the term "Lease Year" shall mean each consecutive period of twelve (12) calendar months, commencing on the first day of the calendar month immediately following the month in which the Rent Commencement Date occurs and each anniversary of such day.

ARTICLE 3. Rent.

Section 1: Subject to Article 4 Section 2, Tenant shall, without previous demand and without any setoff or deduction, pay to Landlord Minimum Base Rent and all additional rent due hereunder for the Premises, at the address indicated in Article 1 or at such place as Landlord may from time to time designate to Tenant in writing, on the Rent Commencement Date and on the first day of each calendar month of this Lease Term thereafter as provided in Article 1. The Minimum Base Rent shall increase at the rate of 3% per Lease Year from the previous Lease Year’s Minimum Base Rent.

Section 2: Tenant shall pay all expenses and costs of the Premises directly. This is a NET NET NET lease as described in Article 4 below.

Section 3: In addition to the above rent, Tenant shall pay Landlord all applicable Florida sales taxes then in force which may be imposed on rents to be received by Landlord. All rent shall be paid in advance as set forth herein, without abatement, set off or deduction, except as otherwise provided in this Lease.

ARTICLE 4. Premises Expenses.

Section 1: Tenant agrees to pay its pro-rata share of all real estate taxes and assessments, both general and special, levied and assessed against the Premises (the “Taxes”) during the Term of the Lease. Tenant shall pay to Landlord, monthly in advance, an amount equal to Tenants pro-rata share based upon Tenant occupied square footage of Landlord’s estimate of Taxes for the current year. If Tenant’s payment of Taxes with respect to any tax year is greater than the total amount of taxes due for such period, the excess shall be credited against the payments with respect to Taxes next becoming due. If Tenant’s payment of Taxes for any tax year is less than the total amount of taxes due for such period, Tenant shall pay the difference to Landlord upon demand.

Section 2: Tenant shall pay its pro rata share based upon Tenant occupied square footage of all costs and expenses of maintaining the Premises including, but not limited to: utilities, parking lot and sidewalk sweeping, trash removal, cleaning, maintenance, sealing, painting, landscaping, window cleaning, and all other expenses to maintain the Premises. Tenant shall pay all costs to Landlord based upon Landlord’s monthly invoice to Tenant. If Landlord fails to properly maintain the building, following written notice from Tenant setting forth in reasonable detail the deficiencies, Tenant has the right to pay said cost directly and obtain reimbursement from Landlord in the form of Minimum Base Rent deduction.

Section 3: Landlord agrees to carry policies insuring the Premises against fire, hazard, wind, flood or such other perils as are normally covered by extended coverage endorsements in the county where the Premises is located, in an amount equal to one hundred percent (100%) of the insurable value of such improvements upon such reasonable terms and premiums as are customary in the county where the Premises is located (the “Property Insurance”). Tenant shall pay to Landlord, monthly in advance, an amount equal to its pro rata share based upon Tenant occupied square footage of Landlord’s estimate of the premiums for the Property Insurance for the current Lease Year. If Tenant’s payment of premiums for the Property Insurance with respect to any Lease Year is greater than the total amount of such premiums due for such period, the excess shall be credited against the payments with respect to such premiums next becoming due. If Tenant’s payment of premiums for the Property Insurance for any Lease Year is less than the total amount of such premiums due for such period, Tenant shall pay the difference to Landlord upon demand.

ARTICLE 5. Utilities. Tenant shall, pro rata based upon Tenant occupied square footage, pay charges (on separate meters when applicable and if available) for water, gas, garbage collection, sewage disposal, electricity and for other expenses associated with utilities used in connection with the Premises including, but not limited to, charges for air conditioning equipment and air conditioning servicing, back flow preventors, services, penalties and hook-ups. In the event Tenant fails to timely pay these charges Landlord may, at its sole discretion, pay these charges and bill Tenant for the sums paid plus a 5% service charge, as additional rent. Landlord shall have no liability to Tenant for disruption of utility service unless (i) such disruption is caused by the gross negligence or willful misconduct of Landlord, (ii) such disruption continues for a period in excess of seventy-two (72) consecutive hours and (iii) such disruption materially affects Tenant's business operations at the Premises. In no event shall such disruption constitute constructive eviction or entitle Tenant to an abatement of rent or other charges except that if the Premises are untenantable for a period in excess of seventy-two (72) hours, the Rent shall be abated for each business day during the period of such excess. In the event that Landlord is required to maintain Utilities in the Premises under a master utility account in the name of Landlord, Landlord shall invoice Tenant monthly for amounts due under this Article.

ARTICLE 6. Repairs and Maintenance.

Section 1: Landlord shall keep the foundation, the outer walls, the roof, the inner demising walls of the Premises in good repair, except Landlord shall not be called upon to make any repairs caused by the gross negligence or willful misconduct of Tenant, its agents or employees. Landlord shall not be called upon to make any other improvements or repairs of any kind on the Premises. To the extent that the HVAC system services those areas of the Premises beyond the Area then rented by Tenant, Tenant agrees to share pro-rata based upon rented Area any costs and expenses for HVAC repair, replacement and maintenance. To this end, Landlord agrees to keep and maintain in force a standard maintenance agreement with a company reasonably acceptable to Tenant on all air conditioning equipment and provide a copy of such maintenance agreement to Tenant. The maintenance agreement shall provide that the company: (i) regularly services the air conditioning units on the Premises at least on a quarterly basis, changing belts, filters, and other parts as required; (ii) performs emergency and extraordinary repairs on the air conditioning units; (iii) keeps a detailed record of all service performed on the Premises; and (iv) prepares a yearly service report to be furnished to Tenant at the end of each calendar year. Not later than thirty (30) days prior to the Rent Commencement Date and annually thereafter, Landlord shall furnish to Tenant a copy of the air conditioning maintenance contract described above, and proof that the annual premium for the maintenance contract has been paid.

Section 2: Except as otherwise provided in Section 1 of this Article 6 and subject to Landlord’s duties under Article 4 Section 2, the Area of the Premises then rented by Tenant shall at all times be kept in good order, condition and repair by Tenant, and in a clean, sanitary and safe condition in accordance with all directions, rules and regulations of the health officer, fire marshal, building inspector or other officers of any governmental agencies having jurisdiction, all at the sole cost and expense of Tenant. To the extent commercially possible and excepting causes of damage for which Landlord is solely responsible for maintaining under Article 6 Section 1, Tenant shall permit no water damage or injury to the Premises. Tenant shall, at its own cost and expense, maintain and take good care of and make necessary and governmentally required repairs, structural and otherwise, to the Area of the Premises then rented by Tenant, and all fixtures and equipment, including but not limited to the exterior and interior windows, doors, locks, entrances, signs, showcases, floor coverings, interior walls, columns and partitions, lighting fixtures, heating ventilating and air conditioning equipment and plumbing and sewage facilities. Tenant shall also be responsible for replacing all fixtures and equipment listed above which are stolen or damaged beyond repair. The Premises may be remodeled by Tenant periodically in accordance with Tenant's business plan or as determined by Tenant in its sole discretion. Any such remodeling may include, but not be limited to, flooring, wallcovering, ceiling, storefront, roofline, furnishings, vault, automated teller machine, security systems, and night deposit box, so the Premises are put into like-new condition. Tenant also shall pay for and maintain a termite and pest extermination service for the Area of the Premises then rented by Tenant. Tenant shall not remodel any part of the exterior of the Premises including construction of drive-thru facility without first obtaining Landlord's written approval, which approval shall not be unreasonably withheld.

ARTICLE 7. Surrender of Premises. At the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in the same condition as at the Rent Commencement Date, reasonable wear and tear, loss by fire or other unavoidable casualty not due to Tenant's negligence or willful act excepted. All alterations, additions, improvements and fixtures, other than trade fixtures (including but not limited to any vault, automated teller machine, security systems, and night deposit box and the like), which may be made or installed by Landlord or Tenant upon the Premises and which in any manner are attached to the floors, walls or ceilings, shall be the property of Landlord and at the termination of this Lease shall remain upon and be surrendered with the Premises. Any tile or other floor covering which is adhesively or permanently affixed to the floor of the Premises shall become the property of Landlord.

ARTICLE 8. Signage. Tenant shall, at its own expense, install an exterior sign in a place on the Premises to be designated by Landlord, which sign will advertise Tenant's name or type of business. The form, color, materials, design, location and dimensions of the sign will be subject to Landlord's prior written approval, which shall not be unreasonably withheld, and shall comply with all applicable local governmental and any other regulations, laws, orders or ordinances. Tenant shall replace or repair all signage including, without limitation, all mechanical and electrical parts at Tenant's sole expense as necessary to maintain same in good condition and repair. Tenant shall, at its sole cost and expense, remove all signage at the expiration or earlier termination of the Lease Term and repair any damage to the Premises caused by the installation and removal of the signage.

ARTICLE 9. Personalty of Tenant.

Section 1: If Tenant does not remove all of its effects from the Premises upon expiration or earlier termination of this Lease, Landlord may, at its option, remove all or part of Tenant's effects and store them in a reasonable manner without liability for loss, and Tenant shall be liable to Landlord for all expenses incurred in such removal and storage of its effects.

ARTICLE 10. Indemnity. Landlord, its mortgagees and agents, shall be defended (by an attorney acceptable to Landlord), held harmless and indemnified by Tenant from and against any liability for claims, actions, costs, and damages for injuries or death to any person, or for damage, theft or loss of any property, arising wholly or in part from Tenant's use and occupancy of the Premises, from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises, from any breach or default of this Lease, or due to any other act or omission of Tenant, its agents, contractors, employees, subtenants, concessionaires and invitees. All property kept, stored or maintained on the Premises shall be done so at the risk of Tenant only. Tenant shall be defended (by an attorney reasonably acceptable to Tenant), held harmless and indemnified by Landlord from and against any liability for claims, actions, costs, and damages for injuries or death to any person, or for damage, theft or loss of any property, arising from any activity, work or thing done in or about the Premises and caused solely by the gross negligence or willful misconduct of Landlord. This paragraph shall survive the termination or expiration of this Lease.

ARTICLE 11. Insurance.

Section 1: Tenant shall not carry any goods or conduct its business in a manner which will in any way tend to increase the insurance rates on the Premises or the building of which they are a part. Tenant agrees to pay as additional rent any increase in Landlord's premiums for the Property Insurance, resulting from Tenant's activities, whether or not Landlord has consented to such activity. If Tenant installs any equipment that overloads any of the Premises’ utility systems, Tenant shall at its own expense make whatever changes are necessary to these systems to comply with the requirements of the insurance underwriters and governmental authorities having jurisdiction. Tenant shall promptly comply with the recommendations or demands made by the insurance carrier insuring the Premises concerning health, safety and welfare matters. If Tenant fails to comply, Landlord may take all steps necessary to comply with the insurance carrier's recommendation or demands and charge Tenant for all costs of compliance plus a service charge of fifteen percent (15%), as additional rent.

Section 2: Tenant shall keep in effect a liability insurance policy with respect to the Premises and the business operated by Tenant, which policy shall be issued by an insurer acceptable to Landlord in its reasonable discretion and in which the limits of liability shall be not less than one million dollars ($1,000,000) for one person and two million dollars ($2,000,000) for more than one person in any single incident. Tenant shall furnish Landlord with a certificate of insurance or other acceptable evidence that such insurance is in force, and evidence that the premiums have been timely paid by Tenant.

Section 3: All insurance required of Tenant in this Lease shall include (i) Landlord and Landlord's Managing Agent, if any, as additional insureds; (ii) a clause or endorsement denying the insurer any right of subrogation against Landlord and Managing Agent to the extent rights have been waived by Tenant prior to the occurrence of injury or loss; and (iii) a provision requiring the insurer to give Landlord thirty (30) days' notice prior to cancellation. Tenant waives any rights of recovery against Landlord and Managing Agent for injury or loss due to hazards covered by insurance, and Landlord, for itself and on behalf of Managing Agent, waives any rights of recovery against Tenant for injury or loss due to hazards covered by insurance.

In the event Tenant fails to purchase and maintain the insurance required herein, Landlord may purchase such insurance on behalf of Tenant and charge Tenant the premium for such insurance, as additional rent.

ARTICLE 12. Garbage Removal. Tenant shall, pro rata based upon Tenant occupied square footage, pay charges of garbage removal. Dumpster shall be located in an area reasonably approved by the Landlord and reasonably accessible to Tenant.

ARTICLE 13. Assignment, Sublease or Transfer.

Section 1: Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, assign, encumber, dispose of, convey, or transfer this Lease or any interest under this Lease. Tenant shall not allow any assignment, subletting or other transfer of this Lease or any lien upon Tenant's interest by operation of law (other than by merger or any similar transaction) or by voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, and if any such transfer does occur, it shall be governed by Section 2 of this Article 13. Tenant's request for an assignment or other transfer shall be in writing to Landlord and will only be considered by Landlord if Tenant is not in default of any provision of this Lease. The Tenant shall have the right to freely assign the Lease to an existing entity owned or controlled by the owners of Tenant without approval of Landlord. If Landlord shall consent to any assignment, the assignee shall assume all obligations of Tenant under this Lease and neither Tenant nor any assignee shall be relieved of any liability under this Lease and in the event of default by the assignee in the performance of any of the terms of this Lease, no notice of such default or demand of any kind need be served on Tenant or assignee to hold it or them liable to Landlord. If Tenant's interest in this Lease be assigned or if the Premises or any part thereof be sublet, Landlord may, after default by Tenant, collect the rent from the assignee or subtenant and apply the net amount collected to Minimum Base Rent and any additional rent due from Tenant. No such collection shall be deemed a waiver of the covenant herein against sale, transfer, mortgage, assignment and subletting or release of Tenant from the performance of the covenants herein contained. In the event of such default, Tenant hereby assigns the rent due from the subtenant or assignee to Landlord, and hereby authorizes such subtenant or assignee to pay all rent directly to Landlord. Upon any assignment of this Lease, including but not limited to any assignment by merger, transfer of stock, or transfer of stock or interest to Tenant's parent affiliate or subsidiary, the assignee shall execute and deliver to Landlord an instrument, in the form and substance reasonably satisfactory to Landlord and such assignee, pursuant to which such assignee shall assume and agree to perform all obligations of Tenant under this Lease from and after the effective date of such assignment; provided, however, if Tenant is merged out of existence, such time limitation will not apply, and the assignee will be responsible for Tenant's obligations regardless of accrual date. Any assignment, subletting, or other transfer of the Premises by Tenant without Landlord's written consent shall be, at the option of Landlord, null and void, and shall constitute a default under this Lease. Landlord's written consent to any one assignment or other transfer shall not constitute a waiver of the consent requirements with respect to any subsequent assignment or transfer. Notwithstanding anything to the contrary contained in this Lease, including any of the restrictions of this Article 13, Section 1, the Tenant may, without obtaining the consent of Landlord, assign all or any portion of the Lease to any subsidiary bank to be wholly-owned by the original Tenant, to any holding company of which the original Tenant becomes a wholly-owned subsidiary, or to any separately chartered financial institution in which the equity owners of Tenant are also equity owners, and in addition thereto, the consent of the Landlord shall not be required in connection with the then current Tenant entering into any transaction (including but not limited to a merger, consolidation, stock purchase, share exchange or similar transaction) whereby the shares of the Tenant are acquired by another entity or whereby the Tenant is merged into or otherwise acquired by another entity such that the Tenant or any other entity which is the survivor of such transaction acquires the assets and assumes all of the liabilities of the Tenant.

Section 2: (a) Cumulative Rights. The provisions of this Article concerning the rights and obligations of Landlord, and the rights and obligations of Tenant and any Trustee in a proceeding ("Title 11 Proceeding") involving Tenant as debtor under the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), are in addition to all other rights and obligations provided by law, including other applicable provisions of the Bankruptcy Code. Nothing contained in this Article 14 shall limit or reduce in any manner whatsoever the rights and obligations which are otherwise provided by law.

(b) Election to Assume.

(i) This is a Lease of real property in a building within the meaning of Section 365(b)(3) of the Bankruptcy Code. Landlord and Tenant agree that, except as provided in this Article 13, Tenant will be deemed in "possession" of the Premises for purposes of the Bankruptcy Code so long as this Lease is in effect and Tenant or any subtenant or assignee authorized under the terms of this Lease is actually present or conducting business in the Premises.

(ii) If Tenant becomes a Debtor under any chapter of the Bankruptcy Code, and the Trustee or Tenant elects to assume this Lease, such election may only be made if all the terms and conditions of subparagraph (c) below are satisfied. If the Trustee or Tenant fails to elect to assume or reject this Lease by the sixtieth (60th) day after the entry of the Order for Relief in a case under the Bankruptcy Code or such longer period as the bankruptcy court may order, thereafter this Lease will be deemed rejected and terminated in accordance with Section 365(d)(4) of the Bankruptcy Code. Thereupon the Trustee or Tenant must immediately surrender possession of the Premises to Landlord, and Landlord will have no further obligation to Tenant or Trustee under this Lease. The acceptance of rent by Landlord after the sixtieth (60th) day will not be a waiver of Landlord's rights herein or under Section 365(d)(4) of the Bankruptcy Code, and Landlord's right to be compensated for damages in such bankruptcy shall survive.

(c) Conditions of Assumption. No election by the Trustee or Tenant to assume this Lease under Section 365(a) of the Bankruptcy Code will be effective unless each of the following conditions, which Landlord and Tenant acknowledge are commercially reasonable in the context of a Title 11 Proceeding of Tenant, have been satisfied, and Landlord has so acknowledged in writing:

(i) Landlord has not terminated this Lease pursuant to this Lease or under applicable state law, prior to the commencement of a Title 11 Proceeding involving Tenant as debtor.

(ii) The Trustee or Tenant has cured, and has provided Landlord "adequate assurance of future performance" (as defined in subparagraph (d)) that:

(1) Within ten (10) days from the entry of an order granting the Trustee or Tenant authority to assume, the Trustee or Tenant will cure all monetary defaults under this Lease;

(2) Within ten (10) days from the entry of an order granting the Trustee or Tenant authority to assume, the Trustee or Tenant will compensate Landlord for any actual pecuniary loss resulting from defaults under this Lease, including but not limited to, the attorneys' fees provided in this Lease, including but not limited to, subparagraph (e) below; and

(3) Within thirty (30) days from the entry of an order granting the Trustee or Tenant authority to assume, the Trustee or Tenant will cure all nonmonetary defaults under this Lease.

(d) Assignment. If the Trustee or Tenant is assuming this Lease for the purpose of transferring Tenant's interest under this Lease or the estate created thereby, to any other person (the "Transferee"), pursuant to Section 365(f) of the Bankruptcy Code, such interest or estate may be so transferred only if the intended Transferee has provided "adequate assurance of future performance" (defined below) of all the provisions of this Lease to be performed by Tenant. Subject to other provisions of this Lease, for purposes of this subparagraph (d), Landlord and Tenant acknowledge that, in the context of a Title 11 Proceeding involving Tenant as debtor, at a minimum "adequate assurance of future performance" means that each of the following conditions have been satisfied:

(i) The Transferee together with any guarantor of the Transferee has a net worth similar to or greater than the net worth of Tenant on the date of this Lease and such net worth shall be evidenced by audited financial statements prepared by a reputable certified public accountant and otherwise in such additional information as Landlord reasonably may require; and

(ii) The Transferee, if requested by Landlord, has obtained guarantees in form and substance satisfactory to Landlord from one or more persons or entities who satisfy Landlord's standards of credit worthiness; and

(iii) The Transferee has submitted in writing evidence, satisfactory to Landlord, of substantial operating experience in premises of comparable size to the Premises and in the use of the Premises as provided in this Lease.

Any Transferee will be deemed to have assumed all of the obligations arising under this Lease on and after the date of such assignment, and upon Landlord’s demand will execute a Lease amendment changing the name of the tenant and its address for notices and confirming the Transferee's assumption of this Lease.

(e) Attorneys' Fees. If, in the context of a Title 11 Proceeding involving Tenant as debtor, Landlord incurs any expense, including reasonable attorneys' fees, in (1) contesting or protecting its rights in connection with any assumption or attempted assignment of this Lease or (2) enforcing or attempting to enforce the terms of this Lease or any actions required under the Bankruptcy Code to be taken by the Trustee or Tenant, the reasonable sums so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the Trustee or Tenant's estate in accordance with the Bankruptcy Court's order.

ARTICLE 14. Entry and Inspection. Subject to existing law regulating banking which pertains to security and entry of a secured banking facility, Landlord and its authorized representatives shall have the right to enter upon the Area then leased by Tenant during business hours (upon 24 hours’ written notice) to inspect the Area then rented by Tenant or for making repairs, additions or alterations. If Landlord reasonably deems any repairs required to be made by Tenant necessary, it may demand that Tenant make the repairs promptly, and, if Tenant refuses or neglects to commence such repairs and complete them as otherwise set forth in this Lease, Landlord may make or cause such repairs to be made. If Landlord makes or causes such repairs to be made, Tenant shall pay to Landlord the cost of the repairs plus a ten percent (10%) service charge, as additional rent. For a period commencing one hundred twenty (120) days prior to the termination of this Lease, Landlord may have reasonable access during business hours (upon 24 hours’ written notice) to the Area then rented by Tenant for the purpose of exhibiting that portion of the Premises to prospective tenants and for posting leasing signs.

ARTICLE 15. Eminent Domain. If the whole of the Premises shall be taken by any public authority under the power of eminent domain, then at the time of taking the term of this Lease shall cease, and the Minimum Base Rent, and all additional rent due shall be paid up to that day. If any part of the Premises shall be taken, and such partial taking shall render that portion not taken unsuitable for the business of Tenant, as reasonably determined by Tenant, then the term of this Lease shall cease and the rent due shall be paid up to that date. If such partial taking is not extensive enough to render the Premises unsuitable for the business of Tenant, then this Lease shall continue in effect except that the Minimum Base Rent shall be reduced in the same proportion that the floor area of the Premises taken bears to the original floor area demised. If this Lease is not terminated pursuant to this Article 15, Landlord shall, within one hundred eighty (180) days after receipt of the condemnation award, make all necessary repairs or alterations to the Premises in which the Premises are located so as to constitute the portion of the Premises not taken a complete architectural unit; provided, however that such work shall not exceed the scope of the work to be done by Landlord in originally constructing said building (unless otherwise required by then-applicable governmental regulations or laws) and Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. "Amount received by Landlord" shall mean that part of the condemnation award, which is free and clear to Landlord of any collection of mortgages for the value of the diminished fee. If more than twenty percent (20%) of the floor area of the building in which the Premises are located, or more than twenty percent (20%) of the Premises’ parking, shall be taken, either party may terminate this Lease upon thirty (30) days' written notice to the other. All damages awarded for such taking shall belong to Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Premises; provided, however, that Landlord shall not be entitled to any portion of the award made to Tenant for cost of removal of stock and fixtures. Tenant shall be free, in its sole and absolute discretion, to interplead and seek damages or award for business damages as a result of the condemnation.

ARTICLE 16. Destruction or Damage. If the Premises shall be damaged by fire, the elements or other casualty not due to Tenant's gross negligence or willful misconduct but are not rendered untenantable in whole or in part and which do not materially impair Tenant’s access to the Area then rented by Tenant, Landlord shall within a reasonable time and at its own expense commence to cause such damage to be repaired and the Minimum Base Rent, and all additional rent shall not be abated. If by reason of such occurrence, the Area then rented by Tenant shall be rendered untenantable in whole or in part or materially inaccessible, Landlord shall, at its own expense, cause the damage to be repaired and the Minimum Base Rent shall be equitably and reasonably abated until such damage is repaired. In the event Landlord repairs the Premises, Landlord and Tenant shall have the same respective obligations to construct or install improvements as were imposed on said parties at the execution of this Lease. Tenant shall, at its sole discretion and expense, replace its stock in trade, fixtures, furniture, and equipment. However, in the event fifty percent (50%) or more of the Area then rented by Tenant is rendered untenantable by such casualty, Tenant shall have the right, to be exercised by notice to Landlord in writing within sixty (60) days of the occurrence of such casualty, to elect to terminate this Lease, and in such event this Lease and the tenancy created hereby shall cease as of the date of termination of this Lease and the Minimum Base Rent and all additional rent shall be adjusted as of such date.

If the Premises are destroyed or damaged during the last twelve (12) months of the term of this Lease (initial or as extended) and the estimated cost of repair exceeds ten percent (10%) of the Minimum Base Rent then remaining to be paid by Tenant for the balance of the Lease Term and Tenant fails to exercise any options to renew this Lease that Tenant may have, then, Landlord or Tenant may, at its option, cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to the other of its election to do so within sixty (60) days of the date of occurrence of such damage, and Minimum Base Rent and all additional rent shall be adjusted as of such date.

During any period of construction or repair pursuant to this Article 16, Landlord hereby approves Tenant’s placement of reasonable temporary office and storage facilities on the Premises (including but not limited to a trailer or recreational vehicle) in order to facilitate the continuity of Tenant’s business operations.

For purposes of this section of this Lease, a licensed architect reasonably acceptable to Tenant designated by Landlord shall determine the extent of the damage or destruction and will provide Landlord and Tenant with certificates attesting to the condition of the Premises or building in which the Premises are situated. The architect's certificate shall bind the parties as to: (a) whether or not all or a portion of the Premises or Area then rented by Tenant are rendered untenantable and the extent of untenantability; and (b) the date the Premises or building became untenantable, the date the Premises or building will regain tenantability, and the date they regained tenantability.

ARTICLE 17. Default and Remedies. If Tenant (i) fails to pay Minimum Base Rent or any additional rent due under this Lease at the time and in the manner required by this Lease and such failure continues for a period of ten (10) days after delivery of written notice from Landlord to Tenant, more than twice during a twelve (12) month consecutive period, Tenant's third failure to pay Minimum Base Rent or any additional rent due within ten (10) days of the time and in the manner required by this Lease within such twelve (12) consecutive month period shall be an immediate default by Tenant without any requirements for the delivery of any prior written notice; (ii) fails to perform any other condition, stipulation or agreement of this Lease and such failure continues for a period of thirty (30) days from the date Tenant receives written notice of such default (unless such default is of a nature that it cannot be reasonably cured within said thirty (30) day period and Tenant commences to cure such default within such thirty (30) day period and thereafter pursues same with good faith and due diligence to completion); or, (iii) is the subject of a lawsuit for involuntary bankruptcy or is adjudged a voluntary or involuntary bankrupt, makes an assignment for the benefit of creditors, or, if there is a receiver appointed to take charge of the Premises either in the State or Federal courts, Landlord may, at its option, declare this Lease in default, and shall, in addition to all remedies at law or in equity available to Landlord, have the right to terminate this Lease and, subject to Landlord’s duty to mitigate losses, declare the entire Minimum Base Rent and additional rent and any other charges, for the balance of the Lease Term due and payable immediately. Landlord shall also have the option, without terminating this Lease, to resume possession and re-Lease or re-rent the Premises for the remainder of the Lease Term for the account of Tenant. Landlord shall not be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the Minimum Base Rent or additional rent to be paid by Tenant as provided in this Lease. In the event Tenant is in default of any non-monetary term of this Lease, and Tenant has not cured the default within thirty (30) days of the date of Landlord's notice (unless such default is of a nature that it cannot be reasonably cured within said thirty (30) day period and Tenant commences to cure such default within such thirty (30) day period and thereafter pursues same with good faith and due diligence to completion), in addition to Landlord's other remedies provided in this Lease, Landlord may cure the default and charge Tenant as additional rent the cost of such cure plus a fifteen percent (15%) service charge.

Without waiving any other available rights and remedies, Landlord shall be entitled to a late charge, payable as additional rent, on any payment not made when due equal to the greater of eighteen percent (18%) per annum or the maximum percentage permitted by law. A service charge of one hundred dollars ($100.00) will be assessed, as additional rent, for handling a returned check. In the event suit is brought under this Lease, the prevailing party shall be awarded attorneys fees and costs whether incurred before trial, at trial or on appeal.

ARTICLE 18. Holdover. In the event Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease and without the execution of a new lease, Tenant shall be deemed a Tenant at will from month to month, subject to all the conditions of this Lease except for the provision regarding the payment of Minimum Base Rent and all additional rent. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises may be substantial, likely would exceed the amount of the monthly installments of the Minimum Base Rent and all additional rent payable under this Lease, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the expiration date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have under this Lease or at law, Tenant shall pay to Landlord, without demand therefor as liquidated damages, for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration date or sooner termination of this Lease, a sum equal to two (2) times the aggregate of that portion of the Minimum Base Rent and all additional rent that was payable under this Lease during the last month of the Lease Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration date or sooner termination of this Lease. Tenant shall defend, indemnify, and hold Landlord harmless from any and all liabilities, loss, cost and expense of every kind suffered by Landlord as a result of Tenant's holding over. The provisions of this paragraph shall survive the expiration date or sooner termination of this Lease.

ARTICLE 19. Non-Waiver. The failure of Landlord in one or more instances to insist upon strict performance or observance of one or more of the covenants or conditions of this Lease or to exercise any remedy, privilege or option reserved to Landlord, shall not be construed as a waiver for the future of such covenant or condition or the right to enforce the same or to exercise such privilege, option or remedy. The receipt by Landlord of Minimum Base Rent and additional rent or any other payment required to be made by Tenant shall not be a waiver of any other additional rent or payment then due, nor shall such receipt, though with knowledge of the breach of any covenant or condition of this Lease, operate as or be deemed a waiver by Landlord of any of the provisions of this Lease, or of any of Landlord's rights, remedies, privileges or options.

ARTICLE 20. Subordination. So long as the Tenant is not in Default of this Lease, Landlord agrees that its lender will provide Tenant with a Subordination and Non Disturbance Agreement permitting Tenant to remain in the Premises under the same terms and conditions as this Lease. Tenant agrees that this Lease shall be subordinate to each and every mortgage or ground lease that is now or may hereafter be placed upon the Premises and to any and all advances to be made and all renewals, replacements, assignments, extensions and future advances of such mortgages or ground leases. Tenant agrees, upon request, to execute any document which Landlord may deem necessary to accomplish that end, provided that such documents do not alter any of the material terms of this Lease.

ARTICLE 21. Notice. All notices required or contemplated by this Lease must be in writing and must be delivered in person, by United States Certified Mail, Return Receipt Requested, or by a generally recognized overnight courier service (i.e. Federal Express), at the addresses set forth in Article 1 of this Lease. For both Landlord and Tenant notices are deemed to have been given upon actual receipt or refusal of delivery. By giving at least ten (10) days advance written notice to the other party, either party may change its address for notices under this Lease.

ARTICLE 22. No Liability for Damages. Landlord, its mortgagees and agents shall not be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants in the Premises, or for any loss or damage resulting to Tenant or its property from burst or leaking water, sprinkler or sewer pipes or from roof leaks unless caused solely by the gross negligence or willful misconduct of Landlord. Tenant shall defend (with an attorney acceptable to Landlord), indemnify and hold harmless Landlord, its mortgagees and agents from any damages or costs arising out of claims for injuries or damages due to the events mentioned in this paragraph. The indemnity provided in this article shall survive the expiration or termination of this Lease.

ARTICLE 23. Limit of Liability. Tenant shall look solely to Landlord's interest in the Premises for the satisfaction of any judgment or decree requiring the payment of money by Landlord, based upon any default, and no other property or asset of Landlord, or any mortgagee, shall be subject to levy, execution or other enforcement procedure for the satisfaction of such judgment or decree. In the event Tenant violates this paragraph, in addition to all other remedies available to Landlord, Tenant shall pay Landlord an amount equal to the cost of Landlord's expenses defending the claim, as additional rent.

ARTICLE 24. Delivery of Premises. Prior to taking possession of the Premises, Tenant will have inspected and accepted the Premises "as is." By taking possession of the Premises, Tenant will be acknowledging that: (i) the Premises are in satisfactory condition and are suitable for the use contemplated hereunder; and (ii) Landlord has complied with all of the requirements imposed upon it under the terms of this Lease and a recertification of occupancy is granted by governmental authority.

ARTICLE 25. Real Estate Broker. Landlord and Tenant warrant and represent that there is no real estate broker involved in this Lease, however, in the event that Tenant exercises its Option to Purchase, Tenant shall pay a real estate commission of Two Percent (2%) of the purchase price to Coastal Property Services, Inc.

ARTICLE 26. Modified Net Lease. This is a "modified net lease" in which Landlord has no responsibilities except as expressly set out in this Lease. Landlord is not responsible during the Lease Term for any costs, charges, expenses, tenant improvements, parking lot maintenance or repair, or outlays of any nature arising from or relating to the Premises, except for those areas of the Premises not an Area then rented by Tenant and Tenant shall pay all charges, expenses, costs, and outlays of every nature and kind expressly set out in this Lease for which it is responsible. This obligation shall include the costs of compliance with all Federal, State and local laws, orders or regulations affecting the Area then rented by Tenant.

ARTICLE 27. Landlord Construction. Landlord reserves the right at any time to perform maintenance operations and to make repairs or alterations of the Premises so long as Tenant’s business is not materially affected.

ARTICLE 28. Option to Renew. The Tenant may exercise each of its Option to Renew this Lease as described in Article 1 provided Tenant notifies Landlord in writing as described in this Lease as least 90 days prior to the last day of the then-current Lease term.

ARTICLE 29. Estoppel Certificates. Tenant agrees at any time, and from time to time, upon not less than ten (10) days' prior notice by Landlord, to execute, acknowledge and deliver to Landlord, a statement in writing addressed to Landlord in form reasonably acceptable to Tenant certifying the facts regarding the following: (a) that this Lease or any sublease is unmodified and in full force and effect (or, if there have been modifications, that they are in full force and effect as modified and stating the modifications), stating the dates to which the Minimum Base Rent or additional rent and other charges have been paid; (b) Tenant has accepted possession of the Area and is presently occupying the Area; (c) stating whether or not to the best knowledge of the signer of such certificate, there exists any default by Landlord in the performance of any covenant, agreement, term, provision or condition contained in this Lease, and if so, specifying each such default, it being intended that any such statement may be relied upon by Landlord, by any holder or prospective holder of any mortgage affecting the Premises or by any purchaser of the Premises; and, (d) any other information reasonably requested by a prospective purchaser, mortgagee or tenant of the Premises. Tenant's failure to respond to Landlord's request for a written statement within the ten (10) day period mentioned in this article shall entitle Landlord to execute said certificate in Tenant’s stead as Tenant’s attorney in fact.

ARTICLE 30. Attornment. In the event of any transfer of the ownership of the Premises whether voluntary or involuntary by foreclosure, bankruptcy, sale, or otherwise, Tenant shall attorn to said transferee to the same extent as if said transferee were the initial Landlord under this Lease.

ARTICLE 31. Waivers. Each of Landlord and Tenant waives its rights to trial by jury in any action or proceeding or counterclaim brought against Landlord on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises, and any claim for Tenant's use or occupancy of the Premises, and any claim for injury or damage. In the event Landlord commences any proceeding for the non-payment of Minimum Base Rent or additional rent, Tenant shall not file any counterclaims in such proceedings. This shall not, however, be construed as a waiver of Tenant's right to assert such counterclaims in a separate action brought by Tenant. Tenant expressly waives any and all rights of redemption granted by or under any present or future laws should Tenant be evicted or disposed from the Premises for any cause, or Landlord re-enters the Premises following the occurrence of any default, or this Lease is terminated before the Lease Term stated in this Lease. Tenant expressly waives any right to assert a defense based on merger and agrees that neither the commencement or settlement of any action or proceeding, nor the entry of judgment shall bar Landlord from bringing any subsequent actions or proceedings from time to time.

ARTICLE 32. Theft: Landlord shall not be liable for any damage to, removal of, or loss of any property of the Tenant occasioned by any theft, burglary, robbery, larceny of any kind (hereinafter called "theft"). Tenant will carry sufficient insurance for its own protection and for the protection of the Premises in connection with damage or loss of property and expense from any damage or loss caused to the Premises, inclusive of any damage caused to the roof or interior ceiling, as a result of any such theft. A report of any such theft to police or other proper authorities shall be deemed conclusive that such occurrence or attempt was made.

Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises. Tenant assumes all responsibility for the protection of Tenant, its agents, and invitees and the property of Tenant and of Tenant’s agents and invitees from acts of third parties.

ARTICLE 33. Window Signs: The Tenant shall be permitted to exhibit and/or display any sign, pictures, advertisement, merchandise or notice on the outside of the Premises or on the outside of the windows to the Premises, subject to such sign, picture, advertisement merchandise or notice being displayed is in good taste and commercially reasonable and shall conform to the requirements of the applicable local laws and ordinances.

ARTICLE 34. Confidentiality: The terms and conditions set forth in this Lease, including all negotiations and other documents and matters relating to this Lease (collectively, “Confidential Information”), shall be treated by Tenant and Landlord as strictly confidential and Tenant acknowledges that Tenant and Landlord would not enter into this Lease without obtaining this covenant of confidentiality from Tenant. Without limiting the generality of the foregoing, Tenant and landlord agree that it shall not disclose Confidential Information including without limitation to its employees, vendors, or customers. Notwithstanding the foregoing, Tenant and Landlord shall incur no liability for disclosure of Confidential Information (i) to its employees with a need to know, or to accountants, attorneys, insurance agents and others in connection with bookkeeping, accounting, tax and related financial matters (in which event, to the full extent possible, the person receiving the information shall be informed of its confidential nature and required to agree to maintain the confidentiality of the same), (ii) in response to subpoena in litigation, or (iii) as otherwise necessary in connection with litigation or as required by law, including, without limitation, as may be determined necessary by Tenant or Landlord (in their sole discretion) in connection with the formation of and approval process in connection with Tenant’s proposed banking operations, and after such approval, in connection with compliance with any applicable laws or regulations relating to Tenant’s banking operations.

ARTICLE 35. Landlord’s Access.

Section 1: As otherwise provided in this Lease and subject to existing law regulating banking which pertains to security and entry of a secured banking facility, Landlord or Landlord’s agents’s shall have the right to enter the Area then rented by Tenant during business hours for the purpose of inspecting the same, performing any services required of Landlord, showing the same to prospective purchasers, lenders, or tenants, taking such safety measures, erecting such scaffolding or other necessary structures, making such alterations, repairs, improvements or additions to the premises or to the Premises as Landlord may reasonably deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits throughout the Premises and/or other premises as long as there is no material adverse effect to Tenant’s use of the Area then rented by Tenant. Following the expiration of Tenant’s Option to Purchase, Landlord may at any time place on or about the Premises any ordinary “For Sale” signs and Landlord may at any time place on or about the Premises any ordinary “For Lease” signs, offering for lease those areas of the Premises not then rented by Tenant, in either event subject to the consent of Tenant as to the location thereof, which consent shall not be unreasonably withheld. Landlord agrees that due to the nature of Tenant’s business, neither Landlord nor Landlord’s agents have the right to enter the Area then rented by Tenant unaccompanied or without Tenant’s consent to enter unaccompanied.

Section 2: All activities of Landlord pursuant to this Article shall be without abatement of rent nor shall Landlord have any liability to Tenant for the same.

Section 3: Landlord shall not have the right to retain keys to the Area then rented by Tenant or to unlock any doors in or upon the Area then rented by Tenant. Tenant waives any charges for damages or injuries or interference with Tenant’s property or business in connection therewith.

ARTICLE 36. Authority to Execute. Each of the persons executing this Lease on behalf of Tenant and Landlord covenant and warrant that: (i) Tenant is or will be once chartered by the State of Florida duly authorized existing corporation; (ii) Tenant has full right and authority to enter into this Lease; (iii) Each of the persons executing this Lease on behalf of Tenant is authorized to do so; and (iv) This Lease constitutes a valid and legally binding obligation of Tenant, enforceable in accordance with its terms.

ARTICLE 37. Hazardous Waste. Tenant, its officers, directors, employees, contractors, agents and invitees shall not permit the presence, handling, storage or transportation of hazardous or toxic materials or medical waste ("hazardous waste") in or about the Premises. In no event shall hazardous waste be disposed of in or about the Premises or the Premises.

Tenant shall notify Landlord immediately of any discharge or discovery of any hazardous waste at, upon, under, or within the Premises. Tenant shall, at its sole cost and expense, comply with all remedial measures with respect to Tenant’s activities as required by any governmental agency having jurisdiction. Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications, or other communications and reports received by Tenant in connection with any discharge or the presence of any hazardous waste or any other matters relating to the toxic waste or any similar laws or regulations, as they may affect the Premises or the Premises (collectively "Notice").

The obligations, liabilities and responsibilities of Tenant under this Article 37 shall survive the expiration or termination of this Lease and shall include:

(a) The removal of any material deemed at any time to be hazardous waste on, within or released from the Premises or the Premises (as a result of or in connection with Tenant’s Occupancy of the Premises), whether such removal is done or completed by Tenant, Landlord, or any other person or entity and regardless of whether or not such removal is rendered pursuant to a court order or the order of a Governmental Agency (as defined below);

(b) Claims asserted by any person or entity (including, without limitation, any governmental agency or quasi-governmental authority, board, bureau, commission, department, instrumentality, public body, court, or administrative tribunal ("Governmental Agency"), in connection with or in any way arising out of the presence, storage, use, disposal, generation, transportation, or treatment of any hazardous waste at, upon, under or within the Premises or the Premises, after the time that Tenant became an occupant or had control of the Premises;

(c) To indemnify, defend and hold Landlord, its agents and mortgagees harmless from and against any and all claims, liabilities, injuries, damages, costs and expenses (including attorney's fees and costs through appeal) arising out of or in connection with any breach by Tenant, its officers, directors, employees, contractors, agents and invitees of this Article, including any direct, indirect, or consequential damages suffered by any individuals or entities related in any way to Tenant's use of hazardous materials at the property.

Note: Radon is a naturally occurring naturally active gas that, when accumulated in a building in sufficient quantities, may present a health risk to persons who are exposed to it over time. Levels of radon that exceed State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE 38. Miscellaneous. Landlord and Tenant agree:

(a) If any term or condition of this Lease or the application of this Lease to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, is not to be affected and each term and condition of this Lease is to be valid and enforceable to the fullest extent permitted by law.

(b) This Lease shall be governed by and construed in accordance with the laws of the State of Florida and venue for any action arising hereunder shall lie in Leon County, Florida.

(c) Submission of this Lease to Tenant does not constitute an offer, and this Lease becomes effective only upon execution and delivery of this Lease by both Landlord and Tenant and not until such time as any deposit and advance rent paid by Tenant to Landlord in connection with this Lease has been cleared by Tenant's bank.

(d) Tenant will pay before delinquency all taxes assessed during the Lease Term against any occupancy interest it has in the Premises or personal property of any kind owned by or placed in, upon or about the Premises by Tenant.

(e) If Tenant, with Landlord's consent, occupies all or part of the Premises prior to the beginning of the Lease Term (other than in connection with the completion of the construction upon the Premises), all provisions of this Lease shall be in full force and effect commencing upon such occupancy, and Minimum Base Rent and additional rent for such period shall be paid by Tenant at the same rate specified.

(f) Tenant shall not record this Lease or any Memorandum of Lease. However, Landlord may, whenever Landlord deems necessary, record a Memorandum of this Lease, whether required or permitted by law, in whatever states or jurisdictions in which the same is recordable, at Landlord's sole cost and expense (including, but not limited to, the recording fees, taxes and all other costs and expenses of recordation).

(g) Whenever under this Lease Landlord's consent or approval is required, the same may be arbitrarily withheld except as otherwise specified.

(h) All exhibits and riders to this Lease, if any, shall form a part of this Lease if initialed on behalf of Landlord and Tenant and identified at the end of this Lease. Any conflict between the printed provisions, Exhibits or Addenda of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

(i) This Lease does not create, nor shall Tenant have, any express or implied easement for or other rights to air, light or view over or about Landlord's property.

(j) Any acts to be performed by Landlord under or in connection with this Lease may be delegated by Landlord to its managing agent or other authorized entity or person.

(k) This Lease shall not be more strictly construed against either party by reason of the fact that one party may have drafted or prepared any or all of the terms and provisions. It is acknowledged that both parties have contributed substantially to the contents of this Lease.

(l) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, successors and legal representatives and their respective assigns.

(m) The headings of the separate articles of this Lease and the index of this Lease are mere titles and are not part of this Lease and shall have no effect on the construction of this Lease.

(n) Governmental penalties, fines or damages imposed on any portion of the Premises as a result of the activities of Tenant, its employees, agents or invitees shall be paid by Tenant within ten (10) days of the earlier of the governmental written notice to Tenant or Landlord's written notice to Tenant. If Tenant fails to pay as required in this section, in addition to all other remedies provided by this Lease, Landlord may pay the sums owed or challenge them administratively or judicially and Tenant shall pay all sums owed and all of Landlord's attorney's fees and costs plus a fifteen percent (15%) administrative fee to Landlord upon demand, as additional rent.

(o) Landlord makes no express or implied representations, covenants, promises, or warranties that the Premises or any portion of the Premises are suitable for Tenant's proposed use or that Landlord or Tenant will be able to obtain applicable municipal or local governmental approvals, variance or zoning necessary to perform any construction or conduct Tenant's business as specified herein. Landlord is responsible to deliver the Premises in accordance with the Americans with Disabilities Act and all other laws governing access by handicapped individuals (“ADA”). Thereafter, Tenant shall be responsible to comply with all future ADA requirements governing the use and operation of the Premises.

(p) Tenant hereby represents and warrants to Landlord that Tenant has made its own investigation and examination of all the relevant data relating to or affecting the Premises and is relying solely on its own judgment in entering into this Lease; specifically, and without limitation, Tenant represents and warrants to Landlord that Tenant has had an opportunity to measure the actual dimensions of the Premises and agrees to the square footage figures set forth herein for all purposes of this Lease.

(q) THIS LEASE SETS FORTH ALL THE REPRESENTATIONS, PROMISES, AGREEMENTS, CONDITIONS AND UNDERSTANDINGS BETWEEN LANDLORD AND TENANT RELATIVE TO THE PREMISES, AND THERE ARE NO PROMISES, AGREEMENTS, CONDITIONS OR UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, EXPRESSED OR IMPLIED, BETWEEN THEM, OTHER THAN AS SET FORTH IN THIS LEASE. ANY VERBAL OR OTHER REPRESENTATIONS (I.E., MARKETING BROCHURES, ETC.) SHALL BE MERGED INTO THE WRITTEN TERMS OF THIS LEASE. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, NO ALTERATIONS, AMENDMENTS, CHANGES OR ADDITIONS TO THIS LEASE SHALL BE BINDING UPON LANDLORD OR TENANT UNLESS REDUCED TO WRITING AND SIGNED BY THEM.

(r) Time is of the essence for all matters provided in this Lease.

(s) No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Minimum Base Rent or additional rent stipulated in this Lease shall be deemed to be other than on account of the earliest stipulated amount due to Landlord, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such amounts or pursue any other remedy provided in this Lease or by law or equity.

(t) All sums payable to Landlord hereunder, including Minimum Base Rent, operating expenses, late fees, promotional expenses and any other charges due Landlord shall be payable as, and deemed to be, rent or additional rent.

(u) Anything in this Lease to the contrary notwithstanding, neither Landlord nor Tenant shall be deemed in default with respect to failure to perform any of the terms, covenants and conditions of this Lease if such failure to perform shall be due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material, service or financing, through Act of God or other cause beyond the control of Landlord or Tenant ("Force Majeure"). Any delay in Landlord's or Tenant’s performance of any term, covenant or condition of this Lease resulting from Force Majeure shall extend the time for Landlord's and Tenant’s performance.

(v) Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant, nor does anything in this Lease confer any interest in Landlord in the conduct of Tenant's business.

(w) Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable and to cause the recordation of parcel maps and restrictions, so long as such easements, right, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Provided that the foregoing will not have a material adverse effect upon Tenant or its operations, Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material default of this Lease by Tenant without the need for further notice to Tenant.

ARTICLE 39. Contingency. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby acknowledge and agree that the Rent Commencement Date hereunder shall, unless otherwise consented to in writing by Tenant, be delayed until such time as Tenant has received all necessary regulatory or other approvals in connection with Tenant's affiliate’s proposed banking operations, and that Landlord and Tenant agree that the Rent Commencement Date shall, unless otherwise consented to in writing by Tenant, not occur prior to the receipt of all such approvals as Tenant shall deem reasonably necessary, in its sole discretion, in connection with such banking operations, and that neither Landlord nor Tenant shall be liable to the other as a result of any such delay or any failure to receive any of such approvals. Should Tenant not receive such approval by March 1, 2007, then Landlord may, at its option, cancel this Lease.

LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO, THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES. TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY AGENTS OF LANDLORD HAVE MADE ANY REPRESENTATIONS OR WARRANTY WITH RESPECT TO THE PREMISES OR WITH RESPECT TO THE SUITABILITY OF EITHER FOR THE CONDUCT OF TENANT’S BUSINESS OR PROFESSION.

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[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

Witnesses:	Landlord: MOON BUILDING INVESTORS, LLC
/s/ Ralph C. Datillio	By:	FULLCO INVESTMENTS, INC.

Print Name: Ralph C. Datillio	By:	/s/ Dennis R. Fuller
/s/ P. Turnage		Dennis R. Fuller, President

Print Name: P. Turnage
Tenant:

Witnesses:	PRO FINANCIAL HOLDINGS, INC.

/s/ Joseph P. Jones	By:	/s/ B. Bryan Robinson
Name: B. Bryan Robinson
Print Name: Joseph P. Jones		Title: President

Print Name: